UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 9, 2007
(Date of earliest event reported)

ELECTRO ENERGY INC.

(Exact name of registrant as specified in charter)

Florida	333-90614	59-3217746

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Shelter Rock Road, Danbury, Connecticut	06810

(Address of principal executive of offices)	(Zip code)

(203) 797-2699

(Registrant's telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously disclosed, Electro Energy, Inc. (the “Company”) had issued and sold $11.0 million aggregate principal amount of our 8.5% Senior Secured Convertible Notes (the “Notes”) in an exempt private offering, pursuant to that certain Note and Warrant Purchase Agreement dated as of March 31, 2006 by and among the Company and certain purchasers listed on Schedule B attached thereto (the “Agreement”). The notes are subject to semi-annual Interest and Additional Interest (as defined in the Agreement). Pursuant to certain terms contained in the notes, we have issued shares of our common stock related to the following:

We have elected to pay the semi-annual Interest and Additional Interest due on March 31, 2007 in shares of our common stock. According to the Agreement, 20 trading days prior to the interest payment due date, we are obligated to issue a number of shares of our common stock to the note holders to be applied against the amount due as Interest and Additional Interest. The number of shares we are obligated to issue is based upon the then current interest conversion rate. In addition, we are required to give the note holders 15 trading days advance notice of our election to pay the Interest and Additional Interest payment amount in shares of common stock. Accordingly, on March 2, 2007, the Company, pursuant to section 5(a)(viii) of the Agreement, delivered an aggregate of 765,769 shares of the Company’s common stock to the note holders’ accounts with The Depository Trust Company, representing the number of shares required to pay the Interest and Additional Interest under the Company’s Notes, which satisfies in full the Interest and Additional Interest owed as of March 31, 2007.

On March 9, 2007, the Company, pursuant to section 5(a)(ix) of the Agreement, provided notice to the note holders that the Company has elected to pay the Interest and Additional Interest due on March 31, 2007 under the Notes entirely in shares of the Company’s common stock.

The shares of common stock were offered and issued in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRO ENERGY INC.

	By:	/s/ Timothy E. Coyne

Name: Timothy E. Coyne
Title: Chief Financial Officer
Dated: March 12, 2007